RESTRICTED STOCK
                                 LOAN AGREEMENT


THIS RESTRICTED STOCK LOAN AGREEMENT ("Agreement") is made this 22 day of October, 1998, by and between ANCHOR FINANCIAL CORPORATION, a South Carolina corporation ("Anchor") and STEPHEN L. CHRYST of Myrtle Beach, South Carolina ("Executive").

In conjunction with the recently awarded restricted stock grant in the amount of 12,500 shares, Anchor hereby agrees to provide the Executive a loan sufficient to pay the taxes associated with his Election to Include Value of Restricted Property and Gross Income in Year of Transfer under Code Section 83(b). The terms of the loan are as follows:

       1. Stephen L. Chryst may borrow up to an amount equivalent to the income taxes due as a result of his execution and filing of the Election to Include Value of Restricted Property and Gross Income in Year of Transfer under Code Section 83(b). The maximum amount of the loan will be $225,000.

       2. The loan will accrue interest at the prime rate as determined on the date of the loan.

       3. The Executive agrees to repay the loan in five equal installments. The first installment will be due one year from the date the loan is provided to the Executive; the second installment will be due two years from the date of the loan; the third installment will be due three years from the date of the loan; the fourth installment will be due four years from the date of the loan; and the fifth installment will be due five years from the date of the loan.

       4. Notwithstanding the above repayment schedule, on each loan repayment due date that the Executive is still employed by Anchor, the Executive's payment due will be forgiven (both principal and interest).

       5. On each date on which a loan repayment is forgiven pursuant to paragraph 4 above, Anchor will pay a bonus sufficient to pay any taxes associated with the forgiven debt.

       6. If during the repayment period the Executive dies or becomes disabled (as defined in the Executive's disability coverage provided through Anchor), the remaining balance (both principal and interest) will be immediately forgiven.

       7.         Upon  Change  in  Control  (as  defined  in  the   Executive's
                  employment agreement), the remaining balance (both principal and interest) will be immediately forgiven.

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       8.         In the event the Executive  voluntarily  terminates employment prior to full repayment, the remaining principal and interest due and owing will be forgiven on the date the Restricted Shares are returned to Anchor pursuant to paragraph 2c(ii) of the Anchor Financial Corporation Restricted Stock Agreement entered into between the Executive and Anchor on October 22, 1998.




Date of Loan:
               ---------------------------
Amount of Loan:
                 -------------------------
Interest Rate of Loan:
                         -----------------


IN WITNESS WHEREOF, the Executive and Anchor (by action of its duly authorized representative) have executed this Agreement on the date first above written.


                                                  ANCHOR FINANCIAL CORPORATION
ATTEST:  /s/ Rhonda P. Housand                    By:  /s/ Thomas J. Rogers
                                                  Name:  Thomas J. Rogers
                                                  Title:   Vice Chairman



                                                  EXECUTIVE

ATTEST:  /s/ Christie Truette                     /s/ Stephen L. Chryst
                                                  STEPHEN L. CHRYST